Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR

Sensei Biotherapeutics, Inc. (the “Company”) is filing a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as an anticipated future member of the board of directors of the Company. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Stephen M. Hahn, M.D.
Name: Stephen M. Hahn, M.D.
June 2, 2026